The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.
Subject to completion dated March 10, 2025

Filed under Rule 424(b)(3), Registration Statement No. 333-275151
Pricing Supplement No. 10 - Dated  Monday, March 10, 2025 (To: Prospectus Dated October 24, 2023 and Prospectus Supplement Dated November 1, 2024)
CUSIP Number	Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking
63743LAK9	[]	100.000%	3.150%	[]	Fixed	5.750%	Semi- Annual	03/15/2055	09/15/2025	$27.95	Yes	Subordinated Notes

Redemption Information:

Callable at the Issuer’s option, in whole or from time to time in part, on any day on or after 03/15/2030 (the “Par Call Period”) at a redemption price in cash equal to 100% of the principal amount of the notes being redeemed, plus, accrued and unpaid interest, if any, thereon to, but excluding, the redemption date.

National Rural Utilities Cooperative Finance Corp
Offering Date: Monday, March 10, 2025 through Monday, March 17, 2025
Trade Date: Monday, March 17, 2025 @12:00 PM ET
Settle Date: Thursday, March 20, 2025
Minimum Denomination/Increments:$1,000.00/$1,000.00
Initial trades settle flat and clear SDFS: DTC Book Entry only
DTC Number: 0235 via RBC Dain Rauscher Inc.

Agents: InspereX LLC, Citigroup Global Markets Inc., RBC Capital Markets, LLC, Wells Fargo Clearing Services, LLC

Trustee: U.S. Bank Trust Company, National Association

If the maturity date or an interest payment date for any note is not a business day (as term is defined in prospectus), principal, premium, if any, and interest for that note is paid on the next business day, and no interest will accrue from, and after, the maturity date or interest payment date.

National Rural Utilities Cooperative Finance Corp Subordinated Notes (Subordinated Deferrable Interest Notes) Prospectus dated October 24, 2023 and Prospectus Supplement dated: November 1, 2024